Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 14, 2021, with respect to the consolidated financial statements of SomaLogic, Inc. included in the Proxy Statement of CM Life Sciences II Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of CM Life Sciences II Inc. for the registration of up to 130,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

May 14, 2021